Employment Agreement

THIS AGREEMENT is made on the 12th day of August 2009, BETWEEN (1) **Enertec Systems 2001 Ltd.**, a company incorporated under the laws of the State of Israel with registration number 513144261, whose registered office is at 27 HaNapach Street, Industrial Zone, Carmiel, Israel (the '**Company**'), and (2) **Mr. Harry Mund**, of 73 Ben-Gurion Street, Kiriat Motztkin, Israel, bearer of an Israeli identity card containing number 068255470 (the '**Executive**').

WHEREAS, the Executive has been employed or engaged by the Company since 1 January 2002, on terms and conditions as amended from time to time;

WHEREAS, the Company and the Executive wish to amend and replace the terms and conditions according to which the Executive was employed or engaged by the terms and conditions set out in this employment agreement (this '**Agreement**'); and

WHEREAS, the Company desires to employ the Executive as a special advisor to the board of directors of the Company and the Executive desires to be employed by the Company as a special advisor to the board of directors of the Company, subject to the terms and conditions set forth herein.

NOW, IT IS AGREED that the Company will employ the Executive and the Executive will serve the Company as a special advisor to the board of directors of the Company on the following terms and conditions.

1. Definitions and Interpretation

In this Agreement:

1.1. All capitalized terms shall have the meaning set forth below:

1.1.1. the '**Board**' means the board of directors of the Company;

1.1.2. the '**Business**' means the business conducted or carried on by the Company from time to time;

1.1.3. '**Confidential Information**' means information relating to: (i) the Business, products, affairs and finances of the Company for the time being confidential to it; and (ii) trade secrets (including, without limitation, technical data and know-how) relating to the Business or the business of any of the Company's or of any of its or their suppliers, clients or customers;

1.1.4. '**Incapacity**' means any illness or other like cause incapacitating the Executive from attending to the Executive's duties;

1.1.5. '**Intellectual Property**' includes but not limited to patents, copy rights, trade marks, designs and/or know-how whether registered or unregistered, applications for any of the foregoing and the right to apply for them in any part of the world; and

1.1.6. '**Schedule**' means a schedule to this Agreement.

1.2. The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation; and

1.3. References in this Agreement to any clause, sub-clause, Schedule or paragraph without further designation shall be construed as references to the clause, sub-clause, Schedule or paragraph of this Agreement so numbered.

2. Appointment and Term of Employment

2.1. The Company appoints the Executive and the Executive agrees to act as a special advisor to the board of directors of the Company on the terms of this Agreement.

2.2. Term of the agreement

2.2.1. This Agreement will commence as of the date first written above and shall continue for a period of 3 years (the '**Minimum Term**'). In the event the Company shall terminate this Agreement prior to the elapse of the Minimum Term, the Executive's sole and exclusive remedy shall be the payment of the Salary and the social benefits set out under clauses 6.1 and 6.2 below due until the end of the Minimum Term ("**Early Termination Compensation**"). The early termination compensation shall be paid in a lump-sum payment not later than 21 business days as of the termination of the Executive's employment with the Company.

2.2.2. The Agreement will terminate at the end of Minimum Term, and shall only be renewed by a written mutual consent of the Parties thereto. The Agreement shall remain in force and effect, unless it is terminated at any time after the lapse of the Minimum Term, by either party giving 60 calendar days' notice in writing and as provided below.

3. Duties

The Executive shall consult, advise and assist the Company in developing its Business and other related issues as may reasonably be required by the board of directors.

4. Place of Work and Working Hours

4.1. The Executive's scope of employment shall be 2 working days a week (the actual days of the week to be dedicated to the employment shall be determined by the company subject to a prior coordination with the Executive (the '**Scope of Employment**').

4.2. In the event that the Executive will be requested by the Company to dedicate time in excess of the Scope of Employment to the performance of his obligations under this Agreement and the Executive opts, in his sole discretion, to dedicate such additional time to the Company, then the Executive will be entitled to receive an additional salary, benefits and car expenses to be calculated based on the Salary, Benefits and Car Expenses (as such terms are defined below), pro rata to the additional time dedicated to the performance of his obligations under this Agreement.

5. Salary

5.1. During the Minimum Term the Executive shall be paid a gross monthly salary of NIS 25,000, for the Scope of Employment (the '**Salary**').

5.2. The Salary shall be subject to any withholdings and/or deductions required under any applicable law, including, inter alia, income tax, social security levies, health tax, etc.

6. Benefits

The Executive will during the Executive's employment under this Agreement be eligible to the following contributions (allocations) and benefits (collectively '**Benefits**'):

6.1. *Executive's Insurance* (pension scheme): The Executive will obtain and maintain a Pension Fund or an Insurance Fund of his choice (the '**Pension Scheme**') and a Disability Insurance (*ovdan kosher avoda*) (as such terms are defined in Schedule A). The Company shall contribute the required amounts based on the Executive's Salary to such Pension Scheme and Disability Insurance in accordance with the stipulations set forth in Section 14 of the Severance Pay Law, 5723-1963 ('**Section 14**'), and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance with Section 14, a translation of which is attached hereby as Schedule A.

6.2. *Keren Hishtalmut* (studies fund): to which the Company shall contribute an amount equal to 7.5 per cent of the Executive's Salary and the Company shall deduct an amount equal to 2.5 per cent from the Executive's Salary, to be added to the Company's contributions; the Company shall contribute and deduct the required sums on a monthly basis from the Executive's Salary. During the Executive's term of employment and upon the termination of this Agreement the studies fund shall be assigned to the Executive.

6.3. *Communication costs*: the Executive is entitled to an amount equal to NIS 1,000 per month (attached to the consumer price index) to reimburse him for his communication costs. The payment under this clause 6.3 shall be: (i) net and clear of any taxes payable by the Executive on such payment and/or benefits; and (ii) grossed up (*gilum mass*) by the Company and included in and/or added to the Executive's Salary as set forth under clause 5.1 above.

7. Car Expenses

The Executive is entitled to an amount equal to NIS 2,100 per month (linked to the Israeli consumer price index) to reimburse him for his car expenses (the '**Car Expenses**'). The payment provided under this clause 7 shall be: (i) net and clear of any taxes payable by the Executive on such payment and/or benefits; and (ii) grossed up (*gilum mass*) by the Company and included in and/or added to the Executive's Salary as set forth under clause 5.1 above.

8. Expenses

The Company shall reimburse the Executive in respect of all reasonable expenses up to a monthly amount of US$500, exclusively and necessarily incurred in the performance of the Executive's function, provided, however, that the Executive shall provide reasonable evidence of the expenditure in respect of which he claims reimbursement. The Company shall reimburse the Executive for any taxes and other levies paid by the Executive in connection with the reimbursement of such expenses under this

Agreement, subject to Executive providing the Company with relevant tax invoice.

9. Holidays

The Executive shall be entitled to 8 holyday days to be taken at a time or times convenient to the Company and roll-over to the following two years of not used holiday entitlement within the Company's policy. Any carry over beyond such period shall be subject to the applicable law and require the approval of the Board.

10. Illness

The Executive shall be entitled to statutory sick pay and illness related statutory rights in accordance with the law.

11. Recreation Pay

Executive shall be entitled to annual recreation pay (*Dmey Havra'a*) in an amount to be determined in accordance with the scope of his employment and Israeli regulations as in effect from time to time with respect to such pay.

12. Summary Termination of Employment

12.1. The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice:

12.1.1. in the event of any repeated breach (after prior warning) by the Executive of a material provision contained in this Agreement;

12.1.2. if the Executive is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in Israel or elsewhere for which a fine or non-custodial penalty is imposed);

12.1.3. if the Executive has committed any fraud dishonesty or conduct tending to bring the Company into disrepute;

12.1.4. if the Executive shall become of unsound mind; or

12.1.5. a breach of the confidentiality, non solicitation or non-compete obligations herein, which has a material adverse affect on the Company.

12.2. If the Company believes that it may be entitled to terminate the Executive's employment pursuant to clause 12.1, it shall be entitled (but without prejudice to its right subsequently to terminate the employment on the same or any other ground) to suspend the Executive on full pay or without pay, for so long as it sees fit, provided that such period of suspension does not exceed 30 calendar days.

13. Intellectual Property

13.1. If at any time or times during and within the framework of the Executive's employment with the Company the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development

that: (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to the Executive by the Company; or (iii) results from the use of premises (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assignees, as works made for hire or otherwise. The term "**Development**" shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection). The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. The Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) which the Executive may have or may acquire in the Developments and all benefits and/or rights resulting there from to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company, provided that the Company shall reimburse the Executive, in advance, against any and all costs and expenses the Executive may incur in respect of the Executive's undertaking above.

13.2. Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made during the Executive's employment under this Agreement and shall be binding upon the Executive's representatives.

13.3. The parties to this Agreement agree and acknowledge that the stipulations set out in this clause 13 shall solely apply to Intellectual Property made, discovered or created by the executive during the time and within the framework of the Executive's employment with the Company.

14. Confidentiality

14.1. The Executive is aware that in the course of the Executive's employment under this Agreement, the Executive will have access to and be entrusted with information in respect of the Business and financing of the Company and its dealings, transactions and affairs and likewise in relation to the Company's suppliers, customers or clients, all of which information is or may be confidential. The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company.

14.2. The Executive shall not (except in the proper course of the Executive's duties), during or at any time after the period of the Executive's employment under this Agreement, divulge to any person whatsoever or otherwise disclose or make use of (and shall use the Executive's best endeavours to prevent the publication or disclosure of) any Confidential Information of the Company, or any of its suppliers, agents, distributors or customers.

14.3. All notes, memoranda, documents and Confidential Information concerning the Business and/or the Company, its suppliers, agents, distributors or customers,

which shall be acquired received or made by the Executive during the course of the Executive's employment, shall be the property of the Company and shall be surrendered by the Executive to the Company at the termination of the Executive's employment or at the request of the Board at any time during the course of the Executive's employment.

15. Non-Solicitation

Subject to all applicable laws, the Executive covenants with the Company that the Executive will not, during the term of this Agreement and for the period of 12 months immediately following the termination of the Executive's employment under this Agreement, without the prior written consent of the Company, in connection with the carrying on of any business similar to or in competition with the Business, directly or indirectly endeavour to entice away from the Company any employee or consultant who has at any time during the 12 months immediately preceding such termination been employed or engaged by the Company, provided, however, that nothing in this clause shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the Business.

16. Non-Competition

The Executive covenants with the Company that the Executive will not during the term of this Agreement and for the period of 12 months immediately following the termination of the Executive's employment under this Agreement, without the prior written consent of the Board, either alone or jointly with or as a shareholder, manager, agent, consultant or employee of any person firm or company, directly or indirectly, carry on or be engaged in any activity or business, which shall be in a direct competition with the Business. For the avoidance of doubt, the parties to this Agreement agree and acknowledge that this clause 16 shall not apply to Enertec Electronics Ltd., Enertec International 2006 Ltd. and "Enertec International – Harry Mund 068255470" and the business conducted by them.

17. Return of Property

The Executive must when required, and in any event on the termination of the Executive's employment, immediately return to the Company any property belonging to it, which may be in the Executive's possession or control.

18. Notices

Notices may be given by either party, by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the Executive's last known address, and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post, it shall be sufficient to prove that the notice was properly addressed and posted.

19. Miscellaneous

19.1. This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel.

19.2. This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any), whether written or oral, relating to the employment of the Executive by the Company (which shall

be deemed to have been terminated by mutual consent). Any rights and obligations under such previous agreements and arrangements shall be considered to have been waived as a result of the execution of this Agreement.

SIGNATURES of (or on behalf of) the parties

The Company:

____

Name: **David Lucatz**
Title: Director

I confirm that I have read, understood and accepted the terms of this Agreement, including all of its Schedules.

The Executive:

____

Name: **Harry Mund**

SCHEDULE A
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the '**Law**'), I certify that payments made by an employer commencing from the date of the publication of this approval publication for the benefit of his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the '**Pension Fund**') or to executives' insurance, which includes the possibility of an annuity or a combination of payments to an annuity scheme and to a non-annuity scheme in such insurance fund (hereinafter: the '**Insurance Fund**'), including payments made by combining payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity scheme (hereinafter: the '**Employer's Payments**'), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the '**Exempt Salary**'), provided that all the following conditions are fulfilled:

(1) The Employer's Payments:

(a) to the Pension Fund are not less than $14^1/_3$ per cent of the Exempt Salary or 12 per cent of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of $2^1/_3$ per cent of the Exempt Salary. In the event the employer has not paid an addition to the said 12 per cent, his payments shall be only in lieu of 72 per cent of the employee's severance pay; or

(b) to the Insurance Fund are not less than one of the following:

(1) $13^1/_3$ per cent of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75 per cent of the Exempt Salary or in an amount of $2^1/_2$ per cent of the Exempt Salary, the lower of the two (hereinafter: '**Disability Insurance**'); and

(2) 11 per cent of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72 per cent of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of $2^1/_3$ per cent of the Exempt Salary, the Employer's Payments shall replace 100 per cent of the employee's severance pay.

(2) No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which –

(a) The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval; and

(b) The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee's right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard 'Entitling Event' means death, disability or retirement at after the age of 60.

(3) This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.